                                                                    EXHIBIT 4.10

                          MOTIVEPOWER INDUSTRIES, INC.
                           DEFERRED COMPENSATION PLAN
                               FOR MICHAEL A. WOLF
                          ----------------------------


                                    ARTICLE I

                             PURPOSE AND BACKGROUND

                  The purpose of this Deferred Compensation Plan (the "Plan") is to provide current tax planning opportunities as well as supplemental funds for the retirement or death of Michael A. Wolf, the President and CEO of MotivePower Industries, Inc. ("Company"). The Plan shall be effective as of July 1, 1996 ("Effective Date").


                                   ARTICLE 11

                                   DEFINITIONS

                  For the purposes of the Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise.

                  2.1 ACCOUNT. "Account" means the Account as maintained by the Employer in accordance with Article IV with respect to any deferral of Compensation pursuant to the Plan. The Participant's Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan. Separate subaccounts shall be maintained to properly reflect the Participant's balance and earnings thereon. The Participant's Account shall not constitute or be treated as a trust fund of any kind.

                  2.2 ADMINISTRATIVE COMMITTEE. "Administrative Committee" means the committee appointed to administer the employee benefit plans of the Company.

                  2.3 BENEFICIARY. "Beneficiary" means the person, persons or entity entitled under Article VI to receive any Plan Benefits payable after the Participant's death.

                  2.4 CAUSE. "Cause" is defined as provided in the Participant's Employment Agreement.

                  2.5 CODE. "Code" means the Internal Revenue Code of 1986, as amended.



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                  2.6 COMPENSATION. "Compensation" means the salary and all
bonuses payable to the Participant during the calendar year and considered to be "wages" for purposes of federal income tax withholding, before reduction for amounts deferred under the Plan, salary reduction contributions under Section 401 (k) of the Code, or any other deferral arrangements. For purposes of the Plan, the term "bonus" includes cash payments made to the Participant upon the exercise of SARS. Compensation does not include expense reimbursements, any form of noncash Compensation or benefits, group life insurance premiums, or any other payments or benefits other than salary or bonuses (as described above).

                  2.7 COMPENSATION COMMITTEE. "Compensation Committee" means the Compensation Committee of the Employer's Board of Directors.

                  2.8 DEFERRAL COMMITMENT. "Deferral Commitment" means an election to defer Compensation made by the Participant pursuant to Article III and for which a separate Participation Agreement has been submitted by the Participant to the Administrative Committee.

                  2.9 DEFERRAL PERIOD. "Deferral Period" means the period over which the Participant has elected to defer a portion of his Compensation. Each calendar year shall be a separate Deferral Period, provided that the Deferral Period may be modified pursuant to Section 3.4. The initial Deferral Period shall be from July 1, 1996 through December 31, 1996.

                  2.10 DETERMINATION DATE. "Determination Date" means the last day of each calendar month.

                  2.11 EARNINGS INDEX. "Earnings Index" means a portfolio or fund selected by the Participant to be used in calculating the Rate of Return. The portfolio may include stocks, bonds and other types of securities that are traded on a national securities exchange. Employer shall have no responsibility for the Earnings Indices selected by the Participant.

                  2.12 ELECTIVE DEFERRED COMPENSATION. "Elective Deferred Compensation" means the amount of Compensation that the Participant elects to defer pursuant to a Deferral Commitment.

                  2.13 EMPLOYER. "Employer" means MK Rail Corporation or any successor to the business thereof.



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                  2.14 ERISA. "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended.

                  2.15 FINANCIAL HARDSHIP. "Financial Hardship" means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship if an early withdrawal from the Plan were not permitted.

                  2.16 PARTICIPANT. "Participant" means Michael A. Wolf, the President and CEO of the Employer.

                  2.17 PARTICIPATION AGREEMENT. "Participation Agreement" means the agreement submitted by the Participant to the Administrative Committee prior to the beginning of the Deferral Period, with respect to a Deferral Commitment made for such Deferral Period.

                  2.18 PLAN BENEFIT. "Plan Benefit" means the benefit payable to the Participant as calculated in Article V.

                  2.19 RATE OF RETURN. "Rate of Return" means the amount credited to the Participant's Account under Section 4.6 to be determined by the Administrative Committee based upon the net performance of the Earnings Indices selected by the Participant. If the Employer elects, in its sole discretion, to make investments that correspond to the Earnings Indices periodically elected by the Participant, the Rate of Return shall be determined after subtracting any transaction costs (e.g., commissions).

                  2.20 SARS. "SARs" means stock appreciation rights provided by the Employer to the Participant.


                                   ARTICLE III

                     PARTICIPATION AND DEFERRAL COMMITMENTS

                  3.1 ELIGIBILITY AND PARTICIPATION. Michael A. Wolf, the President and CEO of the Employer, shall be the only Participant. His participation begins as of July 1, 1996.

                  3.2 FORM OF DEFERRAL. The Participant may elect Deferral Commitments in the Participation Agreement as follows:



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                           (a) SALARY DEFERRAL COMMITMENT. A salary Deferral
Commitment shall apply to the salary payable by the Employer to the Participant during the Deferral Period. The amount to be deferred shall be stated as a percentage or dollar amount.

                           (b) BONUS DEFERRAL COMMITMENT. A bonus Deferral
Commitment shall apply to the bonus Compensation payable to the Participant during the Deferral Period. If the bonus is cash payable upon the exercise of SARs, the Deferral Commitment shall apply to SARs that are exercised during the Deferral Period. The amount to be deferred shall be stated as a percentage or dollar amount.

                  3.3 LIMITATIONS ON DEFERRAL COMMITMENTS. The following limitations shall apply to Deferral Commitments:

                           (a) MINIMUM. The minimum salary deferral amount shall
be one hundred dollars ($100) for each pay period. There shall be no minimum deferral amount for bonus in a bonus Deferral Commitment.

                           (b) MAXIMUM. The maximum deferral amount shall be
fifty percent (50%) of salary in a salary Deferral Commitment and one hundred percent (100%) of bonus in a bonus Deferral Commitment.

                  3.4 MODIFICATION OF DEFERRAL COMMITMENT. A Deferral Commitment shall be irrevocable except that the Administrative Committee may permit the Participant to reduce the amount to be deferred, or waive the remainder of the Deferral Commitment, upon a finding that the Participant has suffered a Financial Hardship.


                                   ARTICLE IV

                         DEFERRED COMPENSATION ACCOUNT

                  4.1 ACCOUNT. For record keeping purposes only, an Account shall be maintained for the Participant. Separate subaccounts shall be maintained to the extent necessary to properly reflect the Participant's election of Earnings Indices and total vested or nonvested Account balance.

                  4.2 ELECTIVE DEFERRED COMPENSATION. The Participant's Elective Deferred Compensation shall be credited to the Participant's Account as the corresponding nondeferred portion of the Compensation



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becomes or would have become payable. Any withholding of taxes or other amounts with respect to deferred Compensation which is required by state, federal or local law shall be withheld from the Participant's nondeferred Compensation to the maximum extent possible with any excess being withheld from the Participant's Account.

                  4.3 ALLOCATION OF ELECTIVE DEFERRED COMPENSATION. The Participant shall allocate the Account among the Earning Indices. The initial allocation shall be made in the Participation Agreement. If the Participant has not made an allocation election, the Participant's Account shall be allocated to a money market or equivalent Earnings Index. The Participant may change his allocation among the Earning Indices as of the first day of each month by prior notice to the Administrative Committee.

                  The Employer shall be under no obligation to make investments that correspond to the Earnings Indices elected by the Participant, even though the Participant's elections are used to determine the Rate of Return.

                  4.4 MAKEUP CONTRIBUTIONS.

                           (a) The Participant shall receive a makeup
contribution equal to two percent (2%) of the Participant's Compensation, less the matching contribution to the 401 (k) plan required to be allocated to Employer stock. The Participant is not required to defer any amounts into the Plan in order to receive a makeup contribution under this subsection.

                           (b) If the Participant defers into the Employer's 401
(k) plan an amount equal to the limit as set forth in Section 402(g) of the Code, the Participant shall receive an additional makeup contribution equal to fifty percent (50%) of the first six percent (6%) deferred into the 401 (k) plan and the Plan. This makeup amount shall be reduced by the matching contribution to the 401 (k) plan which is directed by the Participant. This makeup contribution shall be allocated as elected by the Participant.

                  The total Employer contribution under this Section may never exceed five percent (5%) of Compensation. All makeups under this Section shall be credited to the Participant's Account no later than forty-five (45) days after the end of the calendar year they would have been credited to the underlying qualified plans if not for the limitations contained in the Code.



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                  4.5 EMPLOYER DISCRETIONARY CONTRIBUTIONS. The Employer may
make Discretionary Contributions to the Participant's Account. Discretionary Contributions shall be credited at such times and in such amounts as the Administrative Committee in its sole discretion shall determine. The amount of the Discretionary Contributions shall be evident in a special Participation Agreement approved by the Administrative Committee.

                  4.6 RATE OF RETURN. The Participant's Account shall be credited monthly with the Rate of Return specified in Section 2.19.

                  4.7 DETERMINATION OF ACCOUNT. The Participant's Account as of each Determination Date shall consist of the balance of the Participant's Account as of the immediately preceding Determination Date, plus the Participant's Elective Deferred Compensation credited, any makeup contributions and the applicable Rate of Return, minus the amount of any distributions made since the immediately preceding Determination Date.

                  4.8 VESTING OF ACCOUNT. The Participant shall be vested in the amounts credited to the Participant's Account and earnings thereon as follows:

                           (a) Amounts Deferred. The Participant shall be one
hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under the Plan and Rate of Return thereon.

                           (b) EMPLOYER MAKEUPS. The Employer makeups
contributed to the Participant's Account, and Rate of Return thereon, shall be vested to the same extent that contribution in the underlying qualified plans are vested.

                           (c) EMPLOYER DISCRETIONARY CONTRIBUTIONS. The
Employer Discretionary Contributions and Rate of Return thereon shall be vested as set forth in the special Participation Agreement.

                  4.9 STATEMENT OF ACCOUNT. The Administrative Committee shall submit to the Participant, within one hundred twenty (120) days after the close of each calendar year, or at such other time as determined by the Administrative Committee, a statement setting forth the balance to the credit of the Participant's Account.





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                                    ARTICLE V

                                  PLAN BENEFITS

                  5.1 DISTRIBUTIONS PRIOR TO TERMINATION OF EMPLOYMENT. The Participant's Account may be distributed to the Participant prior to termination of employment with the Employer as follows:

                           (a) EARLY WITHDRAWALS. The Participant may elect in a
Participation Agreement to withdraw all or any portion of the amount deferred by that Participation Agreement as of a date specified in the election. Such date shall not be sooner than seven (7) years after the date the Deferral Period commences. The amount withdrawn shall not exceed the amount of Compensation deferred, without earnings, and shall not include any makeup contribution. Such election shall be made at the time the Deferral Commitment is made and shall be irrevocable.

                           (b) HARDSHIP WITHDRAWALS. Upon a finding that the
Participant has suffered a Financial Hardship, the Administrative Committee may, in its sole discretion, make distributions from the Participant's Account. The amount of such a withdrawal shall be limited to the amount reasonably necessary to meet the Participant'.s needs resulting from the Financial Hardship. If payment is made due to Financial Hardship under the Plan, the Participant's deferrals under the Plan shall cease for a twelve (12) month period. Any resumption of the Participant's deferrals under the Plan after such twelve (12) month period shall be made only at the election of the Participant in accordance with Article III herein.

                           (c) FORM OF PAYMENT AND TIME. Any distribution
pursuant to Sections 5.1(a) or 5.1 (b) shall be payable in a lump sum. The distribution shall be paid in the case of a partial withdrawal, as provided in the Participation Agreement, and in case of a Financial Hardship, within thirty
(30) days after the Administrative Committee approves the Financial Hardship.

                  5.2 DISTRIBUTIONS FOLLOWING TERMINATION OF EMPLOYMENT. Upon the Participant's termination of employment with the Employer for any reason (which termination shall be for a period of at least five (5) days), the Employer shall pay the Participant or, in the case of death, the Participant's Beneficiary, benefits equal to the vested balance in the Participant's Account.



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                  5.3 FORM OF BENEFIT PAYMENT FOLLOWING TERMINATION OF
EMPLOYMENT.

                           (a) Subject to Section 5.3(b), benefits shall be paid
in the form selected by the Participant in the Participation Agreement. Options include:

                                    (i) A lump sum payment.

                                    (ii) Equal annual installments of the
Account and Rate of Return amortized over a period of five (5), ten (10), or fifteen (15) years. The Account shall be amortized with an assumed Rate of Return of seven percent (7%) unless the Participant selects, and the Administrative Committee approves, an alternative assumed Rate of Return. The Account shall be reamortized annually based upon the actual Rate of Return.

                           (b) SMALL ACCOUNT(S). Notwithstanding Section 5.3(a),
if the Participant's Account is less than fifty thousand dollars ($50,000) on the date of termination, the benefit shall be paid in a lump sum.

                  5.4      COMMENCEMENT OF DEFERRAL PAYMENT.

                           (a) Subject to Section 5.4(b), benefits that are
payable upon the Participant's termination of employment with the Employer shall commence as elected by the Participant in the Participation Agreement. Options are:

                                    (i) Payments to commence as soon as
practical after termination but in no case more than sixty (60) days after termination.

                                    (ii) Payment to commence as soon as
practical in the calendar year following termination but in no case more than ninety (90) days after the beginning of the calendar year.

                                    (iii) Payments to commence as soon as
practical in the calendar year following the later of the Participant's termination or attainment of an age selected by the Participant which shall not exceed age sixty-five (65). If the Participant has selected this option and has an Account balance less than fifty thousand dollars ($50,000) at termination, the benefit shall commence as if the Participant had selected Section 5.4(a)(ii) above.



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                           (b) Notwithstanding Section 5.4(a), if the
Participant is a "covered employee" as defined in Section 162(m)(3) of the Code, the Participant shall receive his first benefit payment as if the Participant had elected option Section 5.4(a)(ii) above, unless the Participant has elected
Section 5.4(a)(iii) above and such commencement date is after the date payable under Section 5.4(a)(ii).

                  5.5 DEATH BENEFIT. Upon the death of the Participant, the Employer shall pay to the Participant's Beneficiary an amount equal to the remaining unpaid balance of the Participant's Account in a lump sum.

                  5.6 ACCELERATED DISTRIBUTION. Notwithstanding any other provision of the Plan, at any time the Participant shall be entitled to receive, upon written request to the Administrative Committee, a lump sum distribution equal to ninety percent (90%) of the vested Account balance as of the Determination Date immediately preceding the date on which the Administrative Committee receives the written request. The remaining balance shall be forfeited by the Participant. The amount payable under this Section shall be paid in a lump sum within thirty (30) days following the receipt of the notice by the Administrative Committee from the Participant.

         If the Participant receives a distribution under this Section, his Deferral Commitments for the remaining portion of that calendar year shall be revoked and he shall not be permitted to make Deferral Commitments for the next succeeding calendar year.

                  5.7 WITHHOLDING FOR TAXES. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from the payments made hereunder any taxes required to be withheld by federal, state or local government, including any amount which the Employer determines is reasonably necessary to pay any generation-skipping transfer tax which is or may become due. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Section 3405(a)(2) of the Code, or any successor provision thereto.

                  5.8 VALUATION AND SETTLEMENT. The amount of a lump sum payment and the initial amount of installments shall be based on the value of the Participant's Account on the Determination Date immediately preceding the payment or commencement of installment payments.



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                  5.9 PAYMENT TO GUARDIAN. The Administrative Committee may
direct payment to the duly appointed guardian, conservators or other similar legal representative of the Participant or Beneficiary to whom payment is due. In the absence of such a legal representative, the Administrative Committee may, in it sole and absolute discretion, make payment to a person having the care and custody of a minor, incompetent or person incapable of handling the disposition of property upon proof satisfactory to the Administrative Committee of incompetency, minority, or incapacity. Such distribution shall completely discharge the Administrative Committee from all liability with respect to such benefit.


                                   ARTICLE VI

                             BENEFICIARY DESIGNATION

                  6.1 BENEFICIARY DESIGNATION. Subject to Section 6.3, the Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under the Plan shall be paid in the event of the Participant's death prior to complete distribution of the Participant's Account. Each Beneficiary designation shall be in a written form prescribed by the Administrative Committee and shall be effective only when filed with the Administrative Committee during the Participant's lifetime.

                  6.2 CHANGING BENEFICIARY. Subject to Section 6.3, any Beneficiary designation may be changed by the Participant without the consent of the previously named Beneficiary by the filing of a new designation with the Administrative Committee. The filing of a new designation shall cancel all designations previously filed.

                  6.3 COMMUNITY PROPERTY. If the Participant resides in a community property state, the following rules shall apply:

                           (a) If the Participant is married, the designation of
a Beneficiary other than the Participant's spouse use shall not be effective unless the spouse executes a written consent that acknowledges the effect of the designation, or it is established the consent cannot be obtained because the spouse cannot be located.



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                           (b) If the Participant is married, the Participant's
Beneficiary designation may be changed with the consent of the Participant's spouse as provided for in Section 6.3(a) by the filing of a new designation with the Administrative Committee.

                           (c) If the Participant's marital status changes after
the Participant has designated a Beneficiary, the following shall apply:

                                    (i) If the Participant is married at the
time of death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed in
Section 6.3(a).

                                    (ii) If the Participant is unmarried at the
time of death but was married when the designation was made:

                                             a) The designation shall be void if
the spouse was named as Beneficiary.

                                             b) The designation shall remain
valid if a nonspouse Beneficiary was named.

                                    (iii) If the Participant was married when
the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed above.

                  6.4 NO BENEFICIARY DESIGNATION. If the Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by the Participant dies before the Participant or before complete distribution of the Participant's benefits, the Participant's Beneficiary shall be the person in the first of the following classes in which there is a survivor:

                           (a) The Participant's spouse;

                           (b) The Participant's children in equal shares,
except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;

                           (c) The Participant's estate.




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                                   ARTICLE VII

                                 ADMINISTRATION

                  7.1 COMMITTEE; DUTIES. The Plan shall be administered by the Administrative Committee. The Administrative Committee shall consist of at least three (3) individuals appointed by the Compensation Committee. The Administrative Committee shall have the authority to amend (but not terminate) the Plan (subject to Section 9.1), interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration. A majority vote of the Administrative Committee members shall control any decision.

                  7.2 AGENTS. The Administrative Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

                  7.3 BINDING EFFECT OF DECISIONS. The decision or action of the Administrative Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

                  7.4 INDEMNITY OF ADMINISTRATIVE COMMITTEE. The Company shall indemnify and hold harmless the members of the Administrative Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan on account of such person's service on the Administrative Committee, except in the case of gross negligence or willful misconduct.


                                  ARTICLE VIII

                                CLAIMS PROCEDURE

                  8.1 CLAIM. The Administrative Committee shall establish rules and procedures to be followed by the Participant and Beneficiaries in (a) filing claims for benefits, and (b) for furnishing and verifying proofs necessary to establish the right to benefits in accordance with the Plan, consistent with the remainder of this Article. Such rules and procedures shall require that claims and proofs be made in writing and directed to the Administrative Committee.



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                  8.2 REVIEW OF CLAIM. The Administrative Committee shall review all claims for benefits. Upon receipt by the Administrative Committee of such a claim, it shall determine all facts which are necessary to establish the right of the claimant to benefits under the provisions of the Plan and the amount thereof as herein provided within ninety (90) days of receipt of such claim. If prior to the expiration of the initial ninety (90) day period, the Administrative Committee determines additional time is needed to come to a determination on the claim, the Administrative Committee shall provide written notice to the Participant, Beneficiary or other claimant of the need for the extension, not to exceed a total of one hundred eighty (180) days from the date the application was received.

                  8.3 NOTICE OF DENIAL OF CLAIM. In the event that the Participant, Beneficiary or other claimant claims to be entitled to a benefit under the Plan, and the Administrative Committee determines that such claim should be denied in whole or in part, the Administrative Committee shall, in writing, notify such claimant that the claim has been denied, in whole or in part, setting forth the specific reasons for such denial. Such notification shall be written in a manner reasonably expected to be understood by such claimant and shall refer to the specific sections of the Plan relied on, shall describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and where appropriate, shall include an explanation of how the claimant can obtain reconsideration of such denial.

                  8.4 RECONSIDERATION OF DENIED CLAIM.

                          (a) Within sixty (60) days after receipt of the notice
of the denial of a claim, such claimant or duly authorized representative may request, by mailing or delivery of such written notice to the Administrative Committee, a reconsideration by the Administrative Committee of the decision denying the claim. If the claimant or duly authorized representative fails to request such a reconsideration within such sixty (60) day period, it shall be conclusively determined for all purposes of the Plan that the denial of such claim by the Administrative Committee is correct. If such claimant or duly authorized representative requests a reconsideration within such sixty (60) day period, the claimant or duly authorized representative shall have thirty (30) days after filing a request for reconsideration to submit additional written material in support of the claim, review pertinent documents, and submit issues and comments in writing.

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                           (b) After such reconsideration request, the
Administrative Committee shall determine within sixty (60) days of receipt of the claimant's request for reconsideration whether such denial of the claim was correct and shall notify such claimant in writing of its determination. The written notice of decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based. In the event of special circumstances determined by the Administrative Committee, the time for the Administrative Committee to make a decision may be extended by an additional sixty (60) days upon written notice to the claimant prior to the commencement of the extension.

                  8.5 ARBITRATION. Any decision of the Administrative Committee may be appealed to arbitration, pursuant to the arbitration procedure provided for in the Participant's Employment Agreement.

                  8.6 EMPLOYER TO SUPPLY INFORMATION. To enable the Administrative Committee to perform its functions, the Employer shall supply full and timely information to the Administrative Committee and to the Participant of all matters relating to the retirement, death or other cause for termination of employment of the Participant, and such other pertinent facts as the Administrative Committee or the Participant may require.


                                   ARTICLE IX

                        AMENDMENT AND TERMINATION OF PLAN

                  9.1 AMENDMENT. The Administrative Committee may at any time amend the Plan by written instrument with the Participant's written consent and the written consent of any Beneficiaries to whom a benefit is due, subject to the following:

                           (a) PRESERVATION OF ACCOUNT BALANCE. No amendment
shall reduce the amount accrued in the Participant's Account to the date such notice of the amendment is given.

                           (b) CHANGES IN EARNINGS RATE. No amendment shall
reduce the Rate of Return to be credited after the date of the amendment to the amount already accrued in the Account and any Deferred Compensation credited to the Account under Deferral Commitments already in effect on that date.

                  9.2 TERMINATION. The Compensation Committee may at any time partially or completely terminate the Plan with the Participant's written consent, if, in the Compensation Committee's judgment, the tax, accounting or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of the Employer and the Participant.

                           (a) PARTIAL TERMINATION. With the Participant's
written consent, the Compensation Committee may partially terminate the Plan by instructing the Administrative Committee not to accept any additional Deferral Commitments. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such partial termination.

                           (b) COMPLETE TERMINATION. With the Participant's
written consent, the Compensation Committee may completely terminate the Plan by instructing the Administrative Committee not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments. If such a complete termination occurs, the Plan shall cease to operate and the Employer shall pay out the Account. Payment shall be made in substantially equal annual installments over the following period, based on the Account balance:

                  Account Balance                               Payout Period
                  ---------------                               -------------
                  Less than $100,000                               Lump Sum
                  $100,000 but less than $500,000                   3 Years
                  More than $500,000                                5 Years

                  Payments shall commence within sixty (60) days after the Compensation Committee terminates the Plan and earnings shall continue to be credited on the unpaid Account balance.

                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1 UNFUNDED PLAN. The Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

                  10.2 UNSECURED GENERAL CREDITOR. The Participant and his Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of the Employer or any other party for payment of benefits under the Plan. Any life insurance policies, annuity contracts or other property purchased by the Employer in connection with the Plan shall remain its general, unpledged and unrestricted assets. The Employer's obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

                  10.3 TRUST FUND. At its discretion, the Employer may establish one (1) or more trusts, with such trustees as the Compensation Committee may approve, for the purpose of providing for the payment of benefits owed under the Plan. Although such a trust shall be irrevocable, its assets shall be held for payment of all the Companies general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under the Plan are paid from any such trust, the Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Employer.

                  10.4 NONASSIGNABILITY. Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, nor be transferable by operation of law in the event of the Participant's or any other person's bankruptcy or insolvency.



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                  10.5 NOT A CONTRACT OF EMPLOYMENT. The Plan shall not
constitute a contract of employment between the Employer and the Participant. Nothing in the Plan shall give the Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge the Participant pursuant to the Participant's Employment Agreement.

                  10.6 PROTECTIVE PROVISIONS. The Participant will cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.

                  10.7 GOVERNING LAW. The provisions of the Plan shall be construed and interpreted according to the laws of the Commonwealth of Pennsylvania, except as preempted by ERISA or other federal law.

                  10.8 VALIDITY. In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

                  10.9 NOTICE. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Administrative Committee shall be directed to the Company's address. Mailed notice to the Participant or Beneficiary shall be directed to the individual's last known address in the Employer's records.

                  10.10 SUCCESSORS. The provisions of the Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.



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